Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Global plc:
We consent to the use of our reports dated February 13, 2015, with respect to the consolidated balance sheets of Liberty Global plc and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2014, the related financial statement schedules I and II, and the effectiveness of Liberty Global plc and subsidiaries’ internal control over financial reporting as of December 31, 2014, incorporated herein by reference.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2014 contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of Ziggo Group Holding B.V. that were excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2014 are $15,426.7 million and $272.0 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of this entity.
/s/ KPMG LLP
Denver, Colorado
July 7, 2015